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                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Harmonic Inc. on Form S-4MEF of our report dated November 19, 1999 (December 9, 1999 as to Note 1), on the consolidated financial statements of the DiviCom business (an operating unit of C-Cube Microsystems Inc.) appearing in the Joint Proxy Statement/Prospectus/Information Statement, which is part of Registration Statement No. 333-33148 of Harmonic Inc. on Form S-4 dated March 23, 2000. We also consent to the reference to us under the headings "Consolidated Historical Financial -- C-Cube/DiviCom" and "Experts" in the Joint Proxy Statement/Prospectus/Information Statement in such Form S-4.




Deloitte & Touche LLP
San Jose, California
June 2, 2000